AMENDMENT AGREEMENT NO. 1

                                 to that certain

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                          dated as of January 28, 1999

         This AMENDMENT NO. 1 (the "Amendment"), dated as March 31, 2000, among Morgan Drive Away, Inc., TDI, Inc. and Morgan Finance, Inc. (collectively, the "Borrowers"), The Morgan Group, Inc. (the "Parent", and together with the Borrowers, the "Obligors"), Fleet National Bank (formerly known as BankBoston, N.A.), and Fleet National Bank (formerly known as BankBoston, N.A.), as agent for the Banks (the "Agent").

         WHEREAS, the Obligors, the Banks and the Agent are parties to that certain Revolving Credit and Term Loan Agreement, dated as of January 28, 1999, as amended (as so amended, the "Credit Agreement"); and

         WHEREAS, the Obligors have requested that the Banks and Agent agree, and the Banks and the Agent have agreed, on the terms and subject to the conditions set forth herein, to amend certain provisions of the Credit Agreement;

         NOW THEREFORE, the parties hereto hereby agree as follows:

         ss.1. Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

         ss.2. Amendment of Credit Agreement. The Credit Agreement shall be amended as follows:

         (a) The definition of "Applicable Overadvance Amount" in ss.1.1 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

         "Notwithstanding the foregoing, at all times from and after March 31, 2000, the Applicable Overadvance Amount shall be equal to $0."

         (b) The definition of "Consolidated EBITDA" shall be amended by inserting at the end of such definition immediately preceding the period, the following clause:

         "plus, in the case of expense, and minus, in the case of income, (g) noncash income or expense for such period in respect of compensatory stock options."

         (c) The definition of "Pricing Table" in ss.1.1 of the Credit Agreement is hereby amended by deleting said definition in its entirety and substituting therefor the following new definition:

         "Pricing Table. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the applicable margin shall be the applicable percentage set forth below with respect to the Obligors' Leverage Ratio, as determined at the end of the fiscal quarter of the Obligors and their Subsidiaries ending immediately prior to the applicable Rate Adjustment Period:


Level       Leverage Ratio                       Applicable        Applicable Base        Commitment
                                               Eurodollar Rate       Rate Margin             Fee
                                                   Margin
----------------------------------------------------------------------------------------------------
I           Greater than or equal to               2.250%              0.750%               0.625%
            3.00 to 1.00

II          Less than 3.00 to 1.00 and             2.000%              0.500%               0.625%
            greater than or equal to
            2.25 to 1.00

III         Less than 2.25 to 1.00 and             1.750%              0.250%               0.500%
            greater than or equal to
            1.50 to 1.00

IV          Less than 1.50 to 1.00 and             1.500%              0.250%               0.500%
            greater than or equal to
            1.00 to 1.00

V           Less than 1.00 to 1.00                 1.250%              0.250%               0.500%


                  Notwithstanding the foregoing, (a) for the period commencing on the Closing Date through the end of the month in which the quarterly compliance certificate for the fiscal quarter ending March 31, 1999 is delivered pursuant to ss.9.4(d) hereof, the applicable margin for Loans shall be that percentage corresponding to Level II in the table above, and (b) if the Obligors fail to deliver any Compliance Certificate pursuant to ss.9.4(d) hereof, then for the period commencing on the first day of the month immediately following the date such Compliance Certificate was due through the date immediately preceding the Adjustment Date that occurs immediately following the date on which such Compliance Certificate is delivered, the applicable margin for Loans shall be that percentage corresponding to Level I in the table above."

         (d) The following new definition shall be inserted in Section 1 in appropriate alphabetical sequence:

         "Reference Period. A period of twelve consecutive calendar months ending on the relevant date of calculation, or such smaller number of months as shall have elapsed from April 1, 2000 to such date."

         (e) Section 9.4(d) of the Credit Agreement is hereby amended by inserting after the words "referred to in subsections (a) and (b) above", the words "and, for each calendar month ending during the period of June 30, 2000 through December 31, 2000, within fifteen (15) days after the end of each calendar month".

         (f) Section 10.4 of the Credit Agreement is hereby amended by (i) replacing the number "200,000" with the number "$120,000" in subclause (b)(i), and (ii) by deleting subclauses (b)(ii) and (b)(iii) in their entirety.

         (g) Section 11.2 of the Credit  Agreement  is amended by deleting  said
Section 11.2 in its entirety and substituting therefor the following new Section 11.2:

                  "11.2.   Cash Flow Coverage Ratio.

                  (a) The Obligors and their Subsidiaries will not permit, as at the end of any calendar quarter of the Obligors ending during any period described in the table set forth below, the ratio of (1) Consolidated EBITDA for the period of twelve consecutive calendar months then ending to (2) the sum of (A) Consolidated Total Interest Expense for such period plus (B) scheduled principal payments with respect to Consolidated Funded Debt (including capitalization lease payments) due and payable during such period to be less than the ratio set forth opposite such period in such table:


                  Fiscal Period                                  Ratio
              ----------------------------------------------------------
              Closing Date - 6/30/99                           1.20:1.00

                7/1/99 - 12/31/99                              1.50:1.00

         provided, that, scheduled principal payments with respect to consolidated Funded Debt shall be deemed to include an amount equal to twenty percent (20%) of the sum of (A) outstanding Revolving Credit Loans plus (B) Unpaid Reimbursement Obligations as at the end of such fiscal month.

                  (b) The Obligors and their Subsidiaries will not permit, as at the end of any calendar month of the Obligors commencing with the calendar month ended April 30, 2000, the ratio of (a) Consolidated EBITDA for the Reference Period then ending to (b) the sum of (1) Consolidated Total Interest Expense for such period plus (2) scheduled principal payments with respect to Consolidated Funded Debt (including capitalized lease payments) due and payable during such period to be less than 1.50:1.00; provided, that, scheduled principal payments with respect to Consolidated Funded Debt shall be deemed to include an amount equal to twenty percent 20% of the result of (X) the sum of (A) outstanding Revolving Credit Loans plus (B) Unpaid Reimbursement Obligations as at the end of such fiscal quarter times (Y) a fraction equal to (C) the number of months in such Reference Period divided by
         (D) 12."

         (h) Section 11.3 of the Credit Agreement is hereby amended by deleting said Section 11.3 in its entirety and substituting therefor the following new
Section 11.3:

                  "11.3.  Interest Coverage Ratio.

                  (a) The Obligors and their Subsidiaries will not permit, as at the end of any fiscal quarter of the Obligors ending during any period described in the table set forth below, the ratio of (a) Consolidated EBITDA for four consecutive fiscal quarters then ending to (b) Consolidated Total Interest Expense for such period to be less than the ratio set forth opposite such period in such table:



                  Fiscal Period                                   Ratio
              -----------------------------------------------------------
              Closing Date - 6/30/99                            3.00:1.00

                7/1/99 - 12/31/99                               4.00:1.00


                  (b) The Obligors and their Subsidiaries will not permit, as at the end of any calendar month the Obligors commencing with the fiscal quarter ending April 30, 2000, the ratio of (a) Consolidated EBITDA for the Reference Period then ending to (b) Consolidated Total Interest Expense for such period to be less than 4.00:1.00."

         (i) Section 11 of the Credit Agreement is hereby amended by inserting the following new ss.11.6:

                  "ss.11.6. Minimum Net Income. The Obligors will not permit, for any fiscal quarter commencing with the fiscal quarter ending June 30, 2000, Consolidated Net Income to be less than $1.00 for such fiscal quarter."

         ss.3. Representations and Warranties. The Obligors hereby jointly and severally represent and warrant to the Banks as follows:

         (a) The execution and delivery by the Obligors of this Amendment and all other instruments and agreements required to be executed and delivered by the Obligors in connection with the transactions contemplated hereby or referred to herein (collectively, the "Amendment Documents"), and the performance by the Obligors of their obligations and agreements under the Amendment Documents and the Credit Agreement as amended hereby, are within the corporate authority of the each of the Obligors, have been authorized by all necessary corporate proceedings on behalf of each of such Persons, and do not and will not contravene any provision of law or any of such Persons' charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or of any indenture, agreement, instrument or undertaking binding upon any of such Persons.

         (b) The Amendment Documents and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Obligors, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights.

         (c) No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Obligors of the Amendment Documents or the Credit Agreement as amended hereby, or the consummation by the Obligors of the transactions among the parties contemplated hereby and thereby or referred to herein.

         (d) The representations and warranties contained in ss.8 of the Credit Agreement were correct at and as of the date made. Except to the extent that the facts upon which such representations and warranties were based have changed in the ordinary course of business (which changes, either singly or in the aggregate, have not been materially adverse), such representations and warranties also are correct at and as of the date hereof.

         (e) The Obligors have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by them prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions hereof, there exists not Default or Event of Default or condition which, with either or both the giving of notice or the lapse of time, would result in a Default or an Event of Default upon the execution and delivery of the Amendment Documents or otherwise.

         ss.4.   Conditions  to  Effectiveness.   This  Amendment  shall  become
effective as of the date hereof upon satisfaction of each of the conditions precedent set forth in thisss.4:

         (a) Delivery. The Obligors, the Banks and the Agent shall have executed and delivered this Amendment.

         (b) Amendment Fee. The Obligors shall have paid an amendment fee in the amount of $25,000 to the Agent for the benefit of the Banks.

         (c) Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Amendment and all documents incident thereto shall be reasonably satisfactory in substance and form to the Agent, and the Agent shall have received copies of all final documents relating to the Leaseback Transaction, and all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

         ss.5. Miscellaneous Provisions. (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Credit Agreement shall be read and construed as one instrument.

         (b) This Amendment is intended to take effect as an agreement under seal and shall be construed according to and governed by the laws of the Commonwealth of Massachusetts.

         (c) This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

         (d) The Obligors hereby agree to pay to the Agent, on demand by the Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Agent in connection with the preparation of this Amendment (including reasonable legal fees and expenses).

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


                                          MORGAN DRIVE AWAY, INC.


                                          By: /s/ Dennis Duerksen
                                             -----------------------------------
                                                   Title: Vice President


                                          TDI, INC.


                                          By: /s/ Dennis Duerksen
                                             -----------------------------------
                                                   Title: Vice President


                                          MORGAN FINANCE, INC.


                                          By: /s/ Dennis Duerksen
                                             -----------------------------------
                                                   Title: Vice President


                                          THE MORGAN GROUP, INC.


                                          By: /s/ Dennis Duerksen
                                             -----------------------------------
                                                   Title: Vice President


                                          FLEET NATIONAL BANK (formerly known as
                                            BankBoston, N.A.),
                                            individually and as Agent


                                          By: /s/ Katherine Brand
                                             -----------------------------------
                                                   Katherine Brand
                                                   Title: Vice President